EXHIBIT 99.1
Comerica subsidiary sold Framlington Investment Management
DETROIT, Oct. 31, 2005 — Munder Capital Management, a subsidiary of Comerica Incorporated, today announced that Framlington Holdings Limited, which is 49 percent owned by Munder’s United Kingdom subsidiary, Munder UK, L.L.C., and 51 percent indirectly owned by HSBC Holdings plc, has completed the sale of its 90.8 percent interest in London-based Framlington Group Limited to AXA Investment Managers.
AXA paid approximately $350 million in cash (197 million pounds) for the interest of Framlington Group. Comerica’s after tax gain, net of associated costs, is expected to be approximately $32 million.
Munder, which acquired its stake in Framlington in October 1996, said the divestiture is consistent with its enhanced focus on domestic asset management.
The sale, announced in July of this year, received approval from the Financial Services Authority, a United Kingdom regulatory agency.
Comerica Incorporated (NYSE: CMA) is a financial services company headquartered in Detroit, strategically aligned into three major lines of business: the Business Bank, Small Business and Personal Financial Services, and Wealth and Institutional Management. Comerica’s more than 11,000 employees focus on relationships, and helping people and businesses be successful. Comerica Bank locations can be found in Michigan, California, Texas and Florida, with select businesses operating in several other states, Canada and Mexico. Munder Capital Management and Comerica Securities are investment services affiliates. Comerica reported total assets of $54.3 billion at September 30, 2005. To receive e-mail alerts of breaking Comerica news, go to www.comerica.com/newsalerts.
Media Contacts:
Sara Snyder, Comerica
313-222-9617
Jacqueline Condie, Starkman & Associates
Munder Capital Management
212-252-8545
Ext. 13
Investor Contact:
Paul Burdiss, Comerica
313-222-2840